Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, entered into August 16, 2022, by and between REGO Payment Architectures, Inc., a Delaware corporation (the "Company") and Joseph Toczydlowski (the "Employee").

WITNESSETH:

WHEREAS, the Company wishes to employ the Employee as Chief Financial Officer of the Company and the Employee is willing to serve the Company in such capacity.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the parties hereto agree as follows:

Section 1.	Employment

The Company will employ the Employee, and the Employee will perform services for the Company and its subsidiaries, on the terms and conditions set forth in this Agreement.

Section 2.	Duties

The Employee will serve the Company as its Chief Financial Officer. The Employee will have such duties and responsibilities as are assigned to him by the Board of Directors of the Company commensurate with the Employee's position, including responsibility for all financial matters relating to the Company and its subsidiaries, subject to the direction of the Board of Directors. The Employee will perform his duties hereunder faithfully and to the best of his abilities and in furtherance of the business of the Company and its subsidiaries, and will devote his business time, energy, attention and skill, as needed, to the business of the Company and its subsidiaries and to the promotion of its interests, except as otherwise agreed by the Company.

Section 3.	Term

This Agreement shall have an initial term of two years, beginning as of the Employee's first day of work, August 16, 2022 (the "Effective Date"). It shall renew for successive one-year periods unless either party gives notice of an intent to not renew this Agreement at least 60 days prior to the renewal date. Notwithstanding the foregoing Section 3, this Agreement and the Employee's employment hereunder shall be "at will" and is terminable at any time by either party, without further economic obligation beyond the termination date except as required by law.

Section 4.	Salary

The Employee will receive as compensation for his duties and obligations to the Company pursuant to this Agreement during its effectiveness a base salary at the annual rate of

(i)       One Hundred Sixty Five Thousand Dollars ($165,000). On August 16, 2023, the Employee's salary will be increased to One hundred Seventy Five Thousand Dollars ($175,000). The Employee's salary will be payable in substantially equal installments in accordance with the Company's standard payroll practices. It is agreed between the parties that the Company will review the base annual salary annually and, in light of such review, may, after the initial increase (but will not be obligated to), in the discretion of the Board of Directors of the Company or any Compensation Committee thereof, increase such applicable annual base salary taking into account any change in the Employee's responsibilities, increases in the cost of living, performance by the Employee, and other pertinent factors.

1

Bonus

The Employee will be eligible for an annual bonus in the form of cash or Company common stock as determined at the sole discretion of the Board of Directors of the Company or any Compensation Committee thereof.

Annual bonuses payable hereunder shall be calculated after the close of the end of the calendar year, and thereafter paid in a single lump sum by no later than the 15th day of the third month following the end of the calendar year in which the right to the bonus is no longer subject to a substantial risk of forfeiture (as defined for purposes of Internal Revenue Code Section 409A, including Treasury Regulations Section l.409A-l (d)).

Stock Options

On the Effective Date, the Employee will receive an option to purchase 250,000 shares of the Company's common stock at an exercise price of the greater of $0.90 per share, or the closing price of the Company's common stock on the date of issuance, with a term of 5 years and immediate vesting.

Upon the sale of the Company, the Employee will also receive an option to purchase 250,000 shares of the Company's common stock at an exercise price of the greater of $0.90 per share, or the closing price of the Company's common stock on the date of issuance, with a term of 5 years and immediate vesting.

Section 5.	Employee Benefits

Subject to any applicable probationary or similar periods, during the period of his employment with the Company, the Employee will be entitled to participate in all employee benefit programs of the Company applicable to senior officers of the Company, as such programs may be in effect from time to time. The employee will participate in the Company's health plan, subject to any applicable probationary or similar periods. Subject to any applicable probationary or similar periods, during his period of employment with the Company, the Employee will also be entitled to participate in all retirement programs of the Company for which current employees are eligible, as such programs may be in effect from time to time (including the Company's 401(k) plan).

Section 6.	Business Expenses

All reasonable travel and other out-of-pocket expenses incidental to the rendering of services by the Employee hereunder will be paid by the Company, and, if expenses are paid in the first instance by the Employee, the Company will reimburse him therefor upon presentation of proper invoices, subject in each case to compliance with the Company's reimbursement policies and procedures. All reimbursements will be paid in the same taxable year in which the expense is incurred, provided that expenses incurred toward the end of the calendar year that cannot administratively be reimbursed before the year end shall be reimbursed by no later than March 15th of the calendar year following the calendar year in which the expense was incurred.

2

Section 7.	Vacations and Sick Leave

The Employee will be entitled to holidays, reasonable vacation and reasonable sick leave each year, in accordance with policies of the Company, as determined by the Board of Directors, provided, however, that the Employee will be entitled to a minimum of four (4) weeks' vacation per year.

Section 8.	Confidential Information

The Employee agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the Company or any affiliate of the Company, including, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company and any affiliate of the Company learned by him from the Company or any such affiliate or otherwise before or after the date of this Agreement, and not to disclose any such confidential matter to anyone outside the Company, or any of its affiliates, whether during or after his period of service with the Company, except as may be required in the course of a legal or governmental proceeding. Upon request by the Company, the Employee agrees to deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all Company or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company's or any affiliate's business and all property of the Company or any affiliate associated therewith, which he may then possess or have under his control.

Section 9.	Successors and Assigns

This Agreement will be binding upon and inure to the benefit of the Employee, his heirs, executors, administrators and beneficiaries, and the Company and its successors and assigns.

Section 10.	Governing Law

This Agreement will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without reference to rules relating to conflicts of law.

Section 11.	Entire Agreement

This Agreement constitutes the full and complete understanding and agreement of the parties and supersedes all prior understandings and agreements as to employment of the Employee. This Agreement cannot be amended, changed, modified or terminated without the written consent of the parties hereto.

Section 12.	Waiver of Breach

The waiver of either party of a breach of any term of this Agreement will not operate nor be construed as a waiver of any subsequent breach thereof.

3

Section 13.	Notices

Any notice, report , request or other communication given under this Agreement will be written and will be effective upon delivery when delivered personally , by overnight courier or by fax. Unless otherwise notified by any of the parties, notices will be sent to the parties as follows:

(i)       if to the Employee, at the address set forth in the Company's records; and (ii) if to the Company, to Virtual Piggy, Inc., 1221 Hermosa Avenue, Suite 210, Hermosa Beach, CA 90254, Attention: Board of Directors.

Section 14.	Severability

If any one or more of the provisions contained in this Agreement will be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

Section 15.	Counterparts

This Agreement may be executed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. Delivery of signatures by facsimile or electronic image shall be valid for all purposes hereunder.

Section 16.	Internal Revenue Code Section 409A Compliance.

(a)       The parties hereto recognize that certain provisions of this Agreement may be affected by Section 409A of the Internal Revenue Code and guidance issued thereunder, and agree to amend this Agreement, or take such other action as may be necessary or advisable, to comply with Section 409A.

(b)       Notwithstanding anything herein to the contrary, it is expressly understood that at any time the Company (or any successor or related employer treated as the service recipient for purposes of internal Revenue Code Section 409A) is publicly traded on an established securities market (as defined for purposes of internal Revenue Code Section 409A), if a payment or provision of an amount or benefit constituting a deferral of compensation is to be made pursuant to the terms of this Agreement to the Employee on account of a Separation from Service at a time when the Employee is a Specified Employee (as defined for purposes of Internal Revenue Code Section 409A(a)(2)(B)(i)), such deferred compensation shall not be paid to the Employee prior to the date that is six (6) months after the Separation from Service or as otherwise permitted under Treasury Regulations Section l.409A-3(i)(2).

(c)       For purposes of this Agreement, the following definitions shall apply:

(i)       "Separation from Service" means, generally, a termination of employment with the Company (or any successor or related employer treated as the service recipient for purposes of Internal Revenue Code Section 409A), and shall have the same meaning as such term has for purposes of Internal Revenue Code Section 409A (including Treasury Regulation Section l.409A-l (h)).

4

(ii)      "Involuntary Separation from Service" means a Separation from Service due to the independent exercise of the unilateral authority of the Company (or any successor or related employer treated as the service recipient for purposes of internal Revenue Code Section 409A) to terminate the Employee's employment, other than due to the Employee's implicit or explicit request, where the Employee was willing and able to continue employment with the Company. Notwithstanding the foregoing, a termination for Good Reason may constitute an Involuntary Separation from Service. Involuntary Separation from Service shall have the same meaning as such term has for purposes of Internal Revenue Code Section 409A (including Treasury Regulation Section l.409A-l (n)).

[signature page follows}

5

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. The Company: REGO PAYMENT ARCHITECTURES, INC. By: Peter Pelullo Title: Chief Executive Officer Employee Joseph Toczydlowski